EXHIBIT 10.7

Consulting Agreement

Tactical Solution Partners, Inc., a Delaware corporation (hereinafter referred to as “Company”) and Birch Systems LLC, a Georgia limited liability company (hereinafter referred to as “Consultant”) agree as follows to terms and conditions of this Consulting Agreement as of the last date written below:

1.

CONSULTING AGREEMENT: Company hires Consultant and Consultant hereby accepts consulting with the Company upon the terms and conditions hereinafter set forth.

2.

TERM OF CONSULTING AGREEMENT:

A.

INITIAL TERM: The term of this Consulting Agreement shall commence on December 11, 2006 and shall terminate on December 10, 2007, unless otherwise extended or terminated as provided for under this Consulting Agreement.

B.

RENEWABLE OPTION:  Consulting Agreement may be renewed by the Company, under the same terms and conditions for a period of one (1) year beginning on December 11, 2007 and shall terminate on December 10, 2008.

3.

CONSULTANT'S DUTIES:

A.

TITLE: Consultant shall serve as an independent outside Marketing Advisor to the Company. In that capacity, Consultant shall provide introduction to business contacts, marketing outlets and other such services, acts, or things necessary to increase the marketing awareness of the Company’s product lines.  Within ten days after an initial assessment of the Company’s capabilities by Consultant, a Course of Action document will be developed by Consultant and presented to Company, which will identify targeted marketing opportunities, projected costs and timelines.  This document will be reviewed and approved by Company prior to implementation by Consultant.

B.

LOYAL AND CONSCIENTIOUS PERFORMANCE: Consultant agrees that to the best of its ability and experience it will at all times loyally and conscientiously perform all of the obligations required of him either expressly or implicitly by the terms of this agreement.

C.

COMPETITIVE ACTIVITIES: During the term of this agreement Consultant shall not, directly participate in any business that is in competition in any manner whatsoever with the business of the Company.

D.

TRADE SECRETS:

(i)

The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of its consulting hereunder, Consultant shall have access to and become acquainted with information concerning the operation of the Company, including without limitation, customers, financial, personnel, sales, planning, marketing and other information that is owned by the Company and regularly used in the operation of the Company's business and that this information constitutes the Company's trade secrets.

(ii)

Consultant agrees that it shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any time thereafter, except as is required in the course of its consulting with the Company. The unauthorized use or disclosure of any of the Company's trade secrets obtained by Consultant during its consulting with the Company shall constitute unfair competition.

(iii)

Consultant further agrees that all files, records, documents, equipment and similar items relating to Company's business, whether prepared by Consultant or others, are and shall remain exclusively the property of the Company.

4.

COMPENSATION:

A.

BASE COMPENSATION: The Consultant shall receive $10,000.00 per month, payable on the 11th of each month beginning December 11, 2006.  The consultant shall receive, in addition to the monthly payment, a one-time payment equal to 2 million shares of restricted common stock of the “Company” and warrants issued accordingly:

•

1.5 million warrants priced at the next established offering price

•

500 thousand warrants priced at a 10 % premium

•

500 thousand warrants priced at a 25% premium

•

500 thousand warrants priced at a 50% premium

Common stock and warrants will have piggy-back registration rights and warrants will have an expiration date of five years from issuance.

B.

TAX WITHHOLDING: Consultant hereby acknowledges and warrants that neither it, nor any of its employees or agents, will be treated as an employee of the Company with respect to any services rendered to the Company for any purpose whatever, including without limitation for the purpose of Federal or State Unemployment taxes or income tax withholding at any source. Consultant shall be solely responsible for its Federal, State and Local income taxes, if any.

5.

EXPENSE ALLOWANCE: Company shall reimburse Consultant for all business related expenses incurred by Consultant during the course of its consulting on behalf of the Company.  All expenses shall be pre-approved by the Company.

6.

TERMINATION:

A.

TERMINATION FOR CAUSE: The Company reserves the right to terminate this Consulting Agreement, if Consultant willfully breaches or habitually neglects its consulting duties which it is asked to perform under the terms of this agreement, or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of its consulting. Any outstanding stock options or warrants would be considered void as of the date of termination.  In the event that Consultant is terminated for cause within the first twelve (12) months, Consultant shall return to Company a pro-rata portion of the two million shares of common stock issued as part of initial compensation.  For example, if Consultant is terminated for cause after six (6) months, Consultant shall return to Company a total of one (1) million shares of common stock.

7.

CONSULTANT'S OBLIGATION AFTER TERMINATION:  The Consultant agrees that for a period of one year (1) immediately following the termination of its consulting with the Company, Consultant shall not directly or indirectly make known to any person, firm, or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them, or call on, solicit, take away, or attempt to call on, solicit, or take away any of the acquaintances during its term of consulting with the Company, either for himself or for any other person, firm, or corporation.

8.

MEDIATION.  Any controversy between the parties involving the construction or application of any terms, provisions, or conditions of this agreement, shall on the written request of either party served on the other, be submitted to mediation before a neutral third party. The parties shall share the cost of mediation jointly.

9.

ENTIRE AGREEMENT: This agreement supersedes any and all other agreements, either written or oral, between the parties hereto with respect to the consulting of the Consultant to the Company and contains all of the covenants and agreements between the parties with respect to such consulting for the Company in any manner whatsoever. Both parties must sign any modification to this agreement.  The consultant may at any time assign this contract to another entity for the purpose of fulfilling the consultant’s obligation.

10.

PARTIAL INVALIDITY: If any part of this agreement shall be determined by a court or mediator to be invalid, the remainder hereof shall be construed as if the invalid portion has been omitted.

11.

WAIVER: No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

12.

LAW GOVERNING AGREEMENT: This agreement shall be governed by and construed in accordance with the laws of the State of New York.

TACTICAL SOLUTION PARTNERS, INC.

/s/ Maris J. Licis	December 8, 2006
Signature	Date

Maris J. Licis	Secretary
Maris J. Licis	Secretary

BIRCH SYSTEMS LLC

/s/ Ross E. Statham	December 7, 2006
Signature	Date

Ross E. Statham	President & CEO
Ross E. Statham	President & CEO